Exhibit 1

PREVILEDGED AND CONFIDENTIAL

Execution Version

CONSORTIUM AGREEMENT

This CONSORTIUM AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2019, by and among Beachhead Holdings Limited (“Centurium”), PW Medtech Group Limited (普华和顺集团公司) (“PWM”), CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd. (“CITIC”), Parfield International Ltd. (“Parfield”), HH Sum-XXII Holdings Limited (“Hillhouse”) and V-Sciences Investments Pte Ltd (“Temasek,” together with Centurium, PWM, CITIC, Parfield and Hillhouse, collectively, the “Initial Consortium Members”). The Initial Consortium Members and the Additional Parties are referred to herein each as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 11.1 hereof.

WHEREAS, the Parties propose to undertake an acquisition transaction (the “Transaction”) with respect to China Biologic Products Holdings, Inc., an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”), pursuant to which the Parties or their Affiliates will acquire all of the outstanding Ordinary Shares not already owned by the consortium formed by the Parties to undertake the Transaction (the “Buyer Consortium”);

WHEREAS, (a) in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the Laws of the Cayman Islands and, if appropriate, to cause Holdco to form a direct or indirect, wholly owned subsidiary (“Merger Sub”) under the Laws of the Cayman Islands, and (b) upon the closing of the Transaction (the “Closing”), the Parties intend for Holdco, either directly or indirectly, to hold 100% of the Company;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Parties will submit a joint, non-binding proposal letter in substantially the form attached as Schedule A hereto (as may be amended by the Parties, the “Proposal”), to the board of directors of the Company (the “Board”) in connection with the Transaction;

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Company, including conducting due diligence of the Company and its business, (b) discussions regarding the Proposal with the Company, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (collectively, together with any amendments or waivers thereof, the “Definitive Documents), in which negotiations the Parties expect that the Company will be represented by a special committee of independent and disinterested directors of the Board (the “Special Committee”);

WHEREAS, in connection with the Closing, (a) each Rollover Shareholder agrees to contribute the Ordinary Shares or other Company Securities (as applicable) held by it or its Affiliates as set forth opposite such Rollover Shareholder’s name under the column “Rollover Securities” of the table under Part II of Schedule B (the “Rollover Securities”) in connection with the Transaction in accordance with this Agreement, and (b) subscribe for or cause to be subscribed for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing;

WHEREAS, the Parties agree to (a) vote their Covered Securities (as defined below) in accordance with and subject to the terms and conditions of this Agreement and (b) subject their Covered Securities to the transfer prohibitions and restrictions contained in this Agreement; and

WHEREAS, in connection with the submission of the Proposal to the Board, the Parties may be required to amend or file with the U.S. Securities and Exchange Commission, an ownership report on Schedule 13D or an amendment thereto to disclose their submission of the Proposal and certain additional information.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Proposal; Holdco Ownership

Section 1.1 Participation in Transaction.

(a) The Parties agree to participate in the Transaction on the terms set forth in this Agreement. The Parties shall cooperate and proceed in good faith to (A) undertake due diligence with respect to the Company and its business; (B) engage in discussions with the Company regarding the Proposal; and (C) negotiate in good faith the terms of the Definitive Documents (including any waiver under the IRAs and the Poison Pill). Except as otherwise provided for hereunder, all actions taken by the Buyer Consortium in connection with the Transaction shall require consent of the Majority Initial Consortium Members.

(b) In order to facilitate the foregoing and except as otherwise agreed, each Party hereby authorizes and delegates to Centurium and the Joint Advisors the primary responsibility for negotiating the terms of the Definitive Documents (including any waiver under the IRAs and the Poison Pill) with the Company (including the Special Committee) with respect to the Transaction; provided that any material term of the Transaction (each a “Material Term”), including without limitation, a proposed increase to the purchase price offered to the shareholders of the Company in the Transaction as set forth under the Proposal, any agreement or arrangement among the members of the Buyer Consortium prior to or after the Closing, any material term of the Merger Agreement and any debt financing arranged in connection with the Transaction, shall require the approval of the Majority Initial Consortium Members; provided further that Centurium shall consult with PWM in advance with respect to matters that may impact PWM’s reporting and disclosure under and its compliance with the Hong Kong Listing Rules. If any Party fails to reach agreement with the Majority Initial Consortium Members, such Party may withdraw from the Buyer Consortium; provided that if the foregoing failure under this Section 1.1(b) to reach agreement with respect to any Material Term by a Party continues for more than five (5) Business Days after a notice delivered by the Majority Initial Consortium Members to resolve such disagreement, then such Party shall withdraw from the Buyer Consortium unless otherwise agreed to by the Majority Initial Consortium Members.

Section 1.2 Proposal. On the date hereof, the Initial Consortium Members shall submit the Proposal to the Board.

Section 1.3 Holdco Ownership and Arrangements.

(a) Prior to the execution of the Merger Agreement, Centurium shall incorporate Holdco and depending on the agreed structure, shall cause Holdco to incorporate Merger Sub and any other intermediate holding companies, in each case, under the laws of such jurisdiction(s) as may be agreed by the Majority Initial Consortium Members.

(b) Each Party shall contribute to Holdco, in exchange for newly issued Holdco Shares (i) such amount of Rollover Securities as set forth opposite its name under the column “Rollover Securities” of the table under Part II of Schedule B and (ii) a portion of the total amount of the cash equity financing required by Holdco to consummate the Transaction (such portion to be allocated by Centurium, as a representative authorized by the Initial Consortium Members, from time to time) (such portion, such Party’s “Cash Contribution”). With respect to any Party, the sum of (A) the deemed value of such Party’s Rollover Securities (which shall be calculated based on the per share purchase price offered to the shareholders of the Company in the Transaction (the “Per Share Merger Price”), but without regard to any vesting schedule or condition) and (B) the amount of such Party’s Cash Contribution (if any) shall be hereinafter referred to as the “Equity Contribution” of such Party. For the avoidance of doubt, if any Party’s Rollover Securities include Company Restricted Shares, the deemed value of such Company Restricted Shares shall be equal to the product of (1) the number of Ordinary Shares underlying such Company Restricted Shares, multiplied by (2) the Per Share Merger Price. Each Party’s ownership percentage in Holdco as of immediately following the Closing and the number of Holdco Shares to be issued to such Party in exchange for such Party’s Equity Contribution shall be calculated proportionally based on (x) the value of such Party’s Equity Contribution, relative to (y) the aggregate value of all Parties’ Equity Contributions. For the avoidance of doubt, the Parties agree that the obligation of each Party to make his or its Equity Contribution to Holdco under this Section 1.3(b) shall be subject to the satisfaction or waiver of the conditions to the obligations of Holdco and its subsidiaries to consummate the Transaction to be set forth in the Definitive Documents.

(c) The initial Contemplated Ownership Percentage of each Initial Consortium Member shall be equal to the percentage set forth opposite its name in the column entitled “Contemplated Ownership Percentage” in Part II of Schedule B hereto. Centurium, as a representative authorized by the Initial Consortium Members, may, without further action by any other Party, update Part II of Schedule B from time to time to reflect the admission of any Additional Party pursuant to Section 1.4, the withdrawal of any Party from the Buyer Consortium pursuant to Section 1.1(b), the sale of PWM Pre-Closing Sale Shares pursuant to Section 4.9(b) or any change to the allocation of any Party’s Cash Contribution pursuant to Section 1.3(b), with the updated Contemplated Ownership Percentages of the Parties (including any Additional Parties) to be calculated in the same manner as the Parties’ respective ownership percentages in Holdco are calculated pursuant to the penultimate sentence of Section 1.3(b); provided that the amount of the Equity Contribution (including the number of Rollover Securities) of any Party shall not be changed without the prior consent of such Party; provided, further, that Centurium, as a representative authorized by the Initial Consortium Members, shall distribute a copy of the updated Schedule B to each Party promptly following each such update.

Section 1.4 Admission of New Consortium Members. Centurium, as a representative authorized by the Initial Consortium Members, may agree to admit one or more additional investor(s) to the consortium as additional party(ies). Any additional party admitted to the Buyer Consortium pursuant to this Section 1.4 shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule C (the “Deed of Adherence”) and upon its execution of the Adherence Agreement, such additional party shall become an “Additional Party” for purposes of this Agreement and shall be designated as either an “Initial Consortium Member” under this Agreement or a “Party” to this Agreement as determined by the Majority Initial Consortium Members. Centurium, as a representative authorized by the Initial Consortium Members, shall have the right to determine the type(s) and number(s) of Rollover Securities, the amount of Cash Contribution and the investment structure of an Additional Party admitted pursuant to this Section 1.4.

Article II
Participation in Transaction; Advisors; Approvals

Section 2.1 Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Holdco, or any of its Affiliates, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent requested by Centurium or determined as appropriate by the Majority Initial Consortium Members, (c) executing and complying with any confidentiality agreements reasonably required by the Company, (d) providing Centurium, PWM or Holdco with all information reasonably required concerning such Party or its Affiliates in connection with the Transaction including to obtain any regulatory or shareholder approval that is required to complete the Transaction and any other information Centurium or Holdco may reasonably require in respect of any other Party and its Affiliates for inclusion in the Definitive Documents, unless otherwise determined by the Majority Initial Consortium Members, (e) providing timely responses to requests by Centurium or Joint Advisors for information unless otherwise determined by the Majority Initial Consortium Members, (f) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (g) consulting with Centurium and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Company, any issuance of which shall be subject to Section 7.1. Unless the Majority Initial Consortium Members otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act).

Section 2.2 Appointment of Advisors.

(a) The Parties agree that Centurium, as a representative authorized by the Initial Consortium Members, shall have the right to engage (including the scope and engagement terms), terminate or change all joint Advisors to the Buyer Consortium in connection with the Transaction (such joint Advisors to the Buyer Consortium engaged by the Majority Initial Consortium Members in accordance with this Section 2.2(a), the “Joint Advisors”). The Parties agree and acknowledge that Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati have been jointly selected by the Buyer Consortium as the co-U.S. legal counsel, Wilson Sonsini Goodrich & Rosati, Harney Westwood & Riegels and Fangda Partners have been jointly selected by the Buyer Consortium as Hong Kong legal counsel, Cayman Islands legal counsel and PRC legal counsel, respectively, to represent the Buyer Consortium in connection with the Transaction and shall be “Joint Advisors” under this Agreement.

(b) Except as otherwise provided in Section 2.2(a), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Section 3.1(a), be solely responsible for the fees and expenses of such separate Advisors unless each Initial Consortium Member agrees in writing that the fees and expenses incurred by such separate Advisor will be treated as the transaction expenses of the Buyer Consortium and reimbursable pursuant to Article III.

Section 2.3 Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Majority Initial Consortium Members to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

Article III
Transaction Costs

Section 3.1 Expenses and Fee Sharing.

(a) Upon consummation of the Transaction, the Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (other than as a result of the fraud or willful breach of this Agreement by such Party), including, without limitation, the reasonable fees, expenses and disbursements of Joint Advisors retained by the Buyer Consortium (other than fees and costs of any separate Advisors who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by each Initial Consortium Member).

(b) If the Transaction is not consummated (and Section 3.1(c) below does not apply), each Party agrees to share ratably based on such Party’s Contemplated Ownership Percentage or as may otherwise be agreed among the Parties the out-of-pocket costs and expenses payable by them in connection with the Transaction incurred prior to or in connection with the termination of the Transaction, including any termination fee payable to the Company pursuant to the Merger Agreement and any fees and expenses payable to Joint Advisors retained by the Buyer Consortium (other than fees and costs of any separate Advisors who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by each Initial Consortium Member). The Parties shall be entitled to receive, on a pro rata basis in accordance with their respective Contemplated Ownership Percentages, any termination or other fees or amounts payable, directly or indirectly, to Holdco by the Company pursuant to the Merger Agreement, net of the expenses incurred by Holdco and required to be borne by them pursuant to this Section 3.1(b).

(c) If the Transaction is not consummated due to the breach of this Agreement by one or more Parties, then such breaching Party(ies) shall reimburse any non-breaching Party for all out-of-pocket costs and expenses, including any termination fee payable to the Company pursuant to the Merger Agreement and any fees and expenses of Joint Advisors retained by the Buyer Consortium and including the fees and costs of any separate Advisors who were retained by the Parties, incurred by each such non-breaching Party in connection with the Transaction, without prejudice to any rights or remedies otherwise available to such non-breaching Party.

Article IV
Exclusivity; VOTING; Acquisition and TRANSFER RESTRICTIONS; OTHER COVENANTS

Section 4.1 Exclusivity Period. During the period beginning on the date hereof and ending on the date that is twelve (12) months from the date hereof, which may be extended by the Initial Consortium Members in writing (the “Exclusivity Period”), each Party shall (unless otherwise consented to in writing in advance by the Majority Initial Consortium Members) and shall cause its Affiliates to:

(a) work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business and (ii) prepare, negotiate and finalize the Definitive Documents;

(b) not, shall cause its Affiliates not to and shall use its reasonable efforts to cause the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, either alone or with or through any authorized Representatives (i) make an Acquisition Proposal, or solicit, encourage, facilitate or join with or invite any other person to be involved in the making of, any Acquisition Proposal, (ii) provide any information to any Third Party with a view to the Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt finance, or contribution of Covered Securities or provision of a voting agreement, in support of any Acquisition Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vi) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 4.1(b)(i) to Section 4.1(b)(v) or Section 4.2(a)(i) or Section 4.2(a)(ii);

(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to an Acquisition Proposal; and

(d) promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Acquisition Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Section 4.2 Agreement to Vote.

(a) Subject to the terms and conditions set forth herein, each Party hereby irrevocably and unconditionally agrees that, during the Exclusivity Period, to the extent it or its Affiliates Beneficially Own any Covered Securities, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall (solely in its capacity as Beneficial Owner of its Covered Securities), and shall cause its Affiliates and any holder of record of its Covered Securities to, in each case to the extent that the Covered Securities are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause all of its and its Affiliates’ Covered Securities to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Party is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its and its Affiliates’ Covered Securities (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Transaction and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Transaction and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Transaction or in competition or inconsistent with the Transaction, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Transaction or any other transactions contemplated by the Merger Agreement or the performance by such Party of its obligations under this Agreement.

(b) Subject to the terms and conditions set forth herein, each Party shall, and shall cause its Affiliates, during the Exclusivity Period, retain at all times the right to vote or consent with respect to such Party’s or its Affiliates’ Covered Securities in such Party’s or its Affiliates’ sole discretion (as applicable) and without any other limitation on those matters, other than those limitations contained in Section 4.2(a).

(c) The obligations of each Party set forth in this Section 4.2 are irrevocable.

Section 4.3 Waiver of Dissenter Rights. Each Party hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Transaction and any other transactions contemplated by the Merger Agreement that such Party or any other person may have by virtue of, or with respect to, any of the Covered Securities Beneficially Owned by it or its Affiliates during the Exclusivity Period.

Section 4.4 Prohibition on Acquisition, Transfer, etc.

(a) Subject to the terms of this Agreement (including Section 4.9 and Section 4.10), each Party represents, covenants and agrees that during the Exclusivity Period (i) it will not, and it will cause its Affiliates not, Transfer any of its Covered Securities, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (x) is a Permitted Transfer, or (y) has been previously approved in writing by the Majority Initial Consortium Members; (ii) it will not, and it will cause its Affiliates not, acquire Beneficial Ownership of any Additional Company Securities, except upon grant of Company Restricted Shares by the Company under the Share Incentive Plans after the date hereof or upon exercise of Company Options granted or to be granted by the Company under the Share Incentive Plans, or upon settlement of the Existing Derivative Transaction, without prior written consent of the Majority Initial Consortium Members; and (iii) it has not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), entered into any swap, option, warrant, forward purchase or sale, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction), or a combination of any such transactions, in each case involving any Company Securities (any such transaction, a “Derivative Transaction”), except for the Derivative Transaction that has been disclosed to each Initial Consortium Member on or prior to the date hereof (the “Existing Derivative Transaction”), and will not enter into any Derivative Transaction after the date hereof without prior written consent of the Majority Initial Consortium Members.

(b) With respect to each Party, subject to the PWM Existing Lien (in respect of PWM) and the Parfield Existing Lien (in respect of Parfield), this Agreement and the obligations hereunder shall attach to the Covered Securities and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Party’s successors or assigns. Subject to the PWM Existing Lien (in respect of PWM) and the Parfield Existing Lien (in respect of Parfield), no Party may request that the Company register the Transfer of (book-entry or otherwise) any or all of the Covered Securities (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Securities, the transferor shall remain liable for the performance of all of the obligations of the Party under this Agreement.

Section 4.5 Additional Company Securities. Each Party covenants and agrees that during the Exclusivity Period, it shall notify each member of the Buyer Consortium in writing of the number of Additional Company Securities Beneficial Ownership in which is acquired by each Party or its Affiliates after the date hereof pursuant to Section 4.4(a) as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Company Securities shall automatically become subject to the terms of this Agreement and shall constitute Covered Securities for all purposes of this Agreement.

Section 4.6 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Securities, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.7 No Inconsistent Agreements. Subject to the terms of this Agreement (including Section 4.9 and Section 4.10), during the Exclusivity Period, without the prior written consent of the Majority Initial Consortium Members, no Party shall, and a Party shall cause its Affiliates not to, (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Securities, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Party or its Affiliates (as applicable) from voting the Covered Securities in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Securities, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Securities or grant any proxy, consent or power of attorney with respect to any of the Covered Securities or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Party set forth in Article IX untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Party of its obligations under, or compliance by such Party with the provisions of, this Agreement.

Section 4.8 PWM Shareholders’ Approval. As soon as reasonably practicable after the date hereof, PWM shall convene one or more meetings of its shareholders (each a “PWM Shareholders Meeting”) and take all other necessary actions to obtain the shareholders’ approval required for performance of its obligations under Section 1.3(b), Section 4.2, Section 4.9 and Article V and the PWM SPA in accordance with the Hong Kong Listing Rules.

Section 4.9 PWM’s Sale of Ordinary Shares Prior to Closing. Notwithstanding anything to the contrary hereunder, the Parties acknowledge and agree that:

(a) PWM shall sell to Centurium or any of its Affiliates, and Centurium shall purchase, or shall cause any of its Affiliates to purchase, from PWM, 1,000,000 Ordinary Shares of the Company pursuant to, and subject to the terms and conditions of, a share purchase agreement between PWM and Centurium (or such Affiliate) entered on the date hereof (the “PWM SPA”); and

(b) PWM may sell to Centurium or any of its Affiliates, and Centurium may purchase, or cause any of its Affiliates to purchase, such additional number of Ordinary Shares of the Company as may be agreed by PWM and Centurium. The Ordinary Shares to be sold by PWM pursuant to the PWM SPA and pursuant to this Section 4.9(b) (if any) shall be collectively referred to hereafter as “PWM Pre-Closing Sale Shares.” Upon closing of the sale and purchase of any Ordinary Shares pursuant to this Section 4.9(b), Schedule B shall be updated pursuant to Section 1.3(c).

For the purposes of this Agreement, the Rollover Securities of Centurium shall be deemed to include the PWM Pre-Closing Sale Shares; provided that Centurium shall have no obligations to contribute under Section 1.3(b) and Article V with respect to any PWM Pre-Closing Sale Shares until the closing of the sale and purchase of such PWM Pre-Closing Sale Shares is completed.

Section 4.10 Parfield’s Sale of Ordinary Shares Prior to Closing. Notwithstanding anything to the contrary provided herein, the Parties acknowledge and agree that Parfield and its Affiliates shall sell to Centurium or any of its Affiliates, and Centurium shall purchase, or shall cause any of its Affiliates to purchase, from Parfield and its Affiliates up to 700,000 Ordinary Shares of the Company pursuant to a share purchase agreement among Parfield, its Affiliates and Centurium (or such Affiliate) entered on the date hereof (the “Parfield SPA”). The Ordinary Shares to be sold by Parfield and its Affiliates pursuant to the Parfield SPA shall be referred to hereafter as “Parfield Pre-Closing Sale Shares.” For the purposes of this Agreement, the Rollover Securities of Centurium shall be deemed to include the Parfiled Pre-Closing Sale Shares; provided that Centurium shall have no obligations to contribute under Section 1.3(b) and Article V with respect to the Parfield Pre-Closing Sale Shares until the Parfield Pre-Closing Sale is completed.

Article V
ROLLOVER SECURITIES

Section 5.1 Cancellation of Rollover Securities. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that his or its Rollover Securities shall, after being contributed to Holdco pursuant to Section 1.3(b), be cancelled at the Closing for no consideration from the Company; and (b) other than its Rollover Securities, all the remaining Covered Securities Beneficially Owned by such Rollover Shareholder or its Affiliates, if any, shall (i) if such Covered Securities are Ordinary Shares issued and outstanding as of immediately prior to the Closing, be cancelled and cease to exist in exchange for the cash consideration provided under the Merger Agreement, or (ii) if such Covered Securities are represented by other securities, be treated as set forth in the Merger Agreement. Each Rollover Shareholder shall and shall cause its Affiliates to take all actions necessary to cause his or its Covered Securities to be treated as set forth herein.

Section 5.2 Subscription of Holdco Shares. Subject to the terms and conditions set forth herein, immediately prior to the Closing, in consideration for the cancellation of the Rollover Securities held by a Rollover Shareholder or its Affiliates in accordance with Section 5.1, the Buyer Consortium shall cause Holdco to issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder), and such Rollover Shareholder or his or its Affiliate (as applicable) shall subscribe for immediately prior to the Closing, certain number of newly issued Holdco Shares representing an ownership percentage in Holdco calculated proportionally based on (a) the deemed value of such Party’s Rollover Securities (which shall be calculated based on the number of such Party’s Rollover Securities and the per share purchase price offered to the shareholders of the Company in the Transaction), and (b) the aggregate value of all Parties’ Equity Contribution. Each Rollover Shareholder hereby acknowledges and agrees that (i) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards, or sums due to, such Rollover Shareholder by Holdco, its subsidiaries, each other member of the Buyer Consortium and any of such other member’s Affiliates in respect of the Rollover Securities held by such Rollover Shareholder and cancelled at the Closing as contemplated by Section 5.1 above and (ii) such Rollover Shareholder shall have no right to any consideration as provided in the Merger Agreement in respect of the Rollover Securities held by such Rollover Shareholder. The Parties agree that the Holdco Shares to be held by each Party as of Closing shall be of the same class or series of shares of Holdco and shall rank pari passu with the Holdco Shares held by each other Party, including having equal voting rights and economics rights, unless otherwise consented to in writing by such Party.

Section 5.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing) and the terms and conditions set forth herein, the closing of the subscription by and issuance to a Rollover Shareholder of Holdco Shares contemplated hereby shall take place immediately prior to the Closing or at such other time as agreement among such Rollover Shareholder and each other member of the Buyer Consortium (the “Rollover Closing”).

Section 5.4 Deposit of Rollover Shares. Subject to the terms and conditions set forth herein, no later than five (5) Business Days prior to the Closing, each Rollover Shareholder and any Representative of such Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Holdco all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Holdco or any agent authorized by Holdco until the Closing.

Article VI
TERMINATION

Section 6.1 Failure to Agree. Upon a Party’s withdrawal pursuant to Section 1.1(b), this Agreement shall, subject to Section 6.4(a), terminate with respect to such withdrawing Party.

Section 6.2 PWM Shareholders’ Approval. PWM’s performance of its obligations under Section 1.3(b), Section 4.2, Section 4.9 or Article V shall be subject to and contingent upon the approval by the shareholders of PWM at a PWM Shareholders Meeting that will be held before PWM’s performance of such obligations is required for the Transaction. For the avoidance of doubt, the remainder of this Agreement shall continue to be in full force and effect with respect to PWM even if the shareholder approval for the performance of PWM’s obligations under Section 1.3(b), Section 4.2, Section 4.9 and Article V is not obtained.

Section 6.3 Other Termination Events. Subject to Section 6.4(b), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) a written agreement among the Parties to terminate this Agreement, (b) the Closing and (c) the delivery of a written notice from the Majority Initial Consortium Members.

Section 6.4 Effect of Termination.

(a) Upon termination of this Agreement with respect to a Party pursuant to Section 6.1, Article III (Transaction Costs), Article IV (Exclusivity; Voting; Acquisition and Transfer Restrictions; Other Covenants), Article VI (Termination), Section 7.2 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party, and such Party shall be liable under Article III for its portion ratably based on such Party’s Contemplated Ownership Percentage of any costs and expenses incurred by the Parties prior to the termination of this Agreement with respect to such Party, unless there was a breach of this Agreement by such Party prior to the termination, in which case Section 3.1(c) shall apply.

(b) Upon termination of this Agreement pursuant to Section 6.3, Article III (Transaction Costs), Article VI (Termination), Section 7.2 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind the Parties, and subject to Section 3.1(a), each Party shall be liable under Article III for its portion ratably based on such Party’s Contemplated Ownership Percentage of any costs and expenses incurred by the Parties prior to the termination of this Agreement with respect to such Party, unless there was a breach of this Agreement by such Party prior to the termination, in which case Section 3.1(c) shall apply.

(c) Upon the termination of this Agreement pursuant to this Article VI and subject to the Parties’ confidentiality obligations under Section 7.2, the Parties shall jointly own but may use separately all of the due diligence information, advice and work product obtained or delivered or produced in relation to the Transaction (other than any such information relating to a Party or its Affiliates, which shall remain the property of such Party and may not be used by other Parties without the written consent of such Party), and any Joint Advisor or separate Advisor appointed by any Party in accordance with the terms of this Agreement may continue to advise any of the Parties. No termination of this Agreement shall relieve any Party from liability or damages to the other Parties for a breach of this Agreement prior to such termination.

Article VII
Announcements and Confidentiality

Section 7.1 Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Majority Initial Consortium Members, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by Law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to Centurium and Centurium has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

Section 7.2 Confidentiality.

(a) Except as permitted under Section 7.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b) Subject to Section 7.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c) Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 7.2(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 7.2 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 6.1 or Section 6.3, unless otherwise agreed in writing.

Section 7.3 Permitted Disclosures. A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to Centurium, as a representative authorized by the Initial Consortium Members, potential sources of capital), but only on a confidential basis; (b) if required by applicable Law or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over a Party, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

Article VIII
Notices

Section 8.1 Notices. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Article IX
Representations and Warranties

Section 9.1 Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound other than the IRAs, or any office such Party holds, (ii) violate any Law applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any Lien of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

Section 9.2 Company Securities. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that as of the date of this Agreement, except as disclosed to the Initial Consortium Members as of the date hereof, it and its Affiliates are the sole Beneficial Owner of and has good and valid title to the Company Securities set forth opposite its name in the table under Part I of Schedule B hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or contemplated under the PWM SPA, Section 4.9(b) hereof, the PWM Existing Lien, the Parfiled SPA or the Parfield Existing Lien (as applicable), or arising under the IRAs or the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement and except as disclosed to the Initial Consortium Members as of the date hereof, subject to the last sentence of this Section 9.2, its and its Affiliates’ Company Securities listed in the table under Part I of Schedule B hereto constitute all of the Ordinary Shares, Company Options and Company Restricted Share (and any other securities convertible, exercisable or exchangeable into or for any Ordinary Shares) Beneficially Owned or owned of record by it. Except as otherwise indicated in the table under Part I of Schedule B hereto, or contemplated under the PWM SPA, Section 4.9(b) hereof, the PWM Existing Lien, the Parfiled SPA or the Parfield Existing Lien (as applicable), it is and will be the sole record holder and Beneficial Owner of its Covered Securities and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to its Covered Securities. It has not taken any action described in Section 4.7 hereof. It understands and acknowledges that each member of the Buyer Consortium and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Transaction in reliance upon its execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of it contained herein.

Section 9.3 Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 9.1 and Section 9.2 and have been induced by them to enter into this Agreement.

Article X
Miscellaneous

Section 10.1 Entire Agreement.This Agreement constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 10.2 Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 10.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 10.4 Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5 Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, each of Centurium, CITIC, Hillhouse and Temasek may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates, any of the investment funds managed or advised by it or such Affiliate, or any of the investment vehicles of it, such Affiliate or such fund (other than any portfolio companies of it, such Affiliate or such fund), but no such assignment shall relieve Centurium, CITIC, Hillhouse or Temasek (as applicable) from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.6 No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other Party.

Section 10.7 Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

Section 10.8 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

(b) Any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 10.8(b), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.9 Specific Performance. The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 10.8, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.10 Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several).

Article XI
Definitions and Interpretations

Section 11.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a) “Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Transaction): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 10% or more of the consolidated assets of the Company and its Subsidiaries or to which 10% or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company, or (v) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for the Transaction and approval of the Transaction by the Company’s shareholders.

(b) “Action” means any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

(c) “Additional Company Securities” means with respect to a Party, Company Securities with respect to which such Party or its Affiliates acquires Beneficial Ownership after the date of this Agreement, including such Company Securities acquired through settlement of the Existing Derivative Transaction.

(d) “Additional Party” has the meaning ascribed to it in Section 1.4.

(e) “Advisors” means the advisors and/or consultants of Holdco and the Parties, in each case appointed in connection with the Transaction.

(f) “Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person; provided that solely with respect to Temasek, “Affiliate” means (i) Temasek Holdings (Private) Limited (“Temasek Holdings”); and (ii) Temasek Holdings’ wholly-owned subsidiaries: (A) whose boards of directors or equivalent governing bodies comprise solely employees or nominees acting under the direction and instructions of (a) Temasek Holdings; (b) Temasek Pte Ltd. (being a wholly-owned subsidiary of Temasek Holdings); and/or (c) wholly-owned subsidiaries of Temasek Pte Ltd.; and (B) whose principal activities are that of investment holding, financing and/or the provision of investment advisory and consultancy services. For the purposes of paragraph (ii) (A) of this definition, “nominee” shall mean any person acting under the direction and instructions of Temasek Holdings, Temasek Pte Ltd. and/or wholly-owned subsidiaries of Temasek Pte Ltd.

(g) “Agreement” has the meaning ascribed to it in the Preamble.

(h) “Arbitrator” has the meaning ascribed to it in Section 10.8(b).

(i) “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(j) “Board” has the meaning ascribed to it in the Recitals.

(k) “Business Day” means any day (other than a Saturday, Sunday or public holiday, or any day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are not required or authorized to close in the City of New York, the PRC, Hong Kong or the Cayman Islands.

(l) “Cash Contribution” has the meaning ascribed to it in Section 1.3(b).

(m) “Centurium” has the meaning ascribed to it in the Preamble.

(n) “CITIC” has the meaning ascribed to it in the Preamble.

(o) “Closing” has the meaning ascribed to it in the Recitals.

(p) “Company” has the meaning ascribed to it in the Recitals.

(q) “Company Options” means each outstanding share option issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

(r) “Company Restricted Shares” means each outstanding restricted share issued by the Company pursuant to any Share Incentive Plan that are subject to voting, transfer and other restrictions which may lapse upon the vesting of such award.

(s) “Company Securities” means Ordinary Shares and other securities of the Company (including any Company Restricted Shares, and any Ordinary Shares issuable upon the exercise of any Company Options or the conversion, exercise or exchange of any other convertible, exercisable or exchangeable securities into or for any Ordinary Shares or otherwise) issued by the Company.

(t) “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation, including the Definitive Documents.

(u) “Contemplated Ownership Percentage” of a Party means a percentage determined in accordance with Section 1.3(c) as set forth opposite such Party’s name under the column “Contemplated Ownership Percentage” of the table under Part II of Schedule B.

(v) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(w) “Covered Securities” means all of the Existing Company Securities and any Additional Company Securities.

(x) “Definitive Documents” has the meaning ascribed to it in the Recitals.

(y) “Deed of Adherence” has the meaning ascribed to it in Section 1.4.

(z) “Derivative Transaction” has the meaning ascribed to it in Section 4.4(a).

(aa) “Discloser” has the meaning ascribed to it in Section 7.2(a).

(bb) “Equity Contribution” has the meaning ascribed to it in Section 1.3(b).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd) “Exclusivity Period” has the meaning ascribed to it in Section 4.1.

(ee) “Existing Company Securities” means with respect to a Party, Company Securities Beneficially Owned by it and its Affiliates as of the date hereof, as set forth opposite its name in the table under Part I of Schedule B hereto.

(ff) “Existing Derivative Transaction” has the meaning ascribed to it in Section 4.4(a).

(gg) “Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(hh) “Hillhouse” has the meaning ascribed to it in the Preamble.

(ii) “HKIAC” has the meaning ascribed to it in Section 10.8(b).

(jj) “Holdco” has the meaning ascribed to it in the Recitals.

(kk) “Holdco Shares” has the meaning ascribed to it in the Recitals.

(ll) “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

(mm) “Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

(nn) “Initial Consortium Members” has the meaning ascribed to it in the Preamble.

(oo) “IRAs” means collectively, (i) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and Centurium, (ii) that certain investor rights agreement, dated as of January 1, 2018, by and between the Company and PWM, (iii) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and CITIC Capital MB Investment Limited, to which CITIC joined as a party pursuant to a deed of adherence dated as of October 12, 2018 and (iv) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and HH China Bio Holdings LLC, in each case, as amended, supplemented or restated from time to time.

(pp) “Joint Advisors” has the meaning ascribed to it in Section 2.2(a).

(qq) “Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or regulations or rules of an applicable stock exchange.

(rr) “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(ss) “Majority Initial Consortium Members” means one or more Initial Consortium Members holding (or deemed to hold pursuant to the terms of this Agreement) at least a majority of the Rollover Securities held (or deemed to be held pursuant to the terms of this Agreement) by all the Initial Consortium Members as of the date hereof. For the avoidance of doubt, each reference to “Initial Consortium Member” in the foregoing sentence means to refer to an Initial Consortium Member who remains to be a member of the Buyer Consortium and has not withdrawn from the Buyer Consortium pursuant to Section 1.1(b).

(tt) “Material Term” has the meaning ascribed to it in Section 1.1(b).

(uu) “Merger Agreement” means a definitive agreement and plan of merger relating to the Transaction as may be entered into by and among the Buyer Consortium and/or one or more of its Affiliates, on the one hand, and the Company, on the other hand, in the form to be agreed by such parties and approved by the Board.

(vv) “Merger Sub” has the meaning ascribed to it in the Recitals.

(ww) “Ordinary Shares” means, ordinary shares, par value US$ 0.0001 per share of the Company.

(xx) “Parfield” has the meaning ascribed to it in the Preamble.

(yy) “Parfield Existing Lien” means the Lien expressly and specifically disclosed in the Schedule 13G or an amendment thereto filed by Marc Chan and Parfield on January 28, 2016 and February 12, 2019, respectively.

(zz) “Parfield Pre-Closing Sale Shares” has the meaning ascribed to it in Section 4.10.

(aaa) “Parfield SPA” has the meaning ascribed to it in Section 4.10.

(bbb) “Party” and/or “Parties” has the meaning ascribed to it in the Preamble.

(ccc) “Permitted Transfer” means a Transfer of Covered Securities by a Party to (i) an Affiliate of such Party which is Controlled by such Party, (ii) a member of such Party’s immediate family or a trust for the benefit of such Party’s or any member of such Party’s immediate family, (iii) any heir, legatees, beneficiaries and/or devisees of such Party or (iv) if such Party is Centurium, CITIC, Hillhouse or Temasek, to any of the investment funds managed or advised by such Party or any of its Affiliates, or any of the investment vehicles of such Party, such Affiliate or such fund; provided that, in each case, such transferee agrees to execute, prior to or concurrently with such Transfer, a Deed of Adherence in the form attached hereto as Schedule C.

(ddd) “person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(eee) “Per Share Merger Price” has the meaning ascribed to it in Section 1.3(b).

(fff) “Poison Pill” means that certain amended and restated preferred shares rights agreement, dated as of July 31, 2017 and amended on February 20, 2019, by and between the Company and Securities Transfer Corporation (as rights agent).

(ggg) “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the PRC and the islands of Taiwan.

(hhh) “PWM” has the meaning ascribed to it in the Preamble.

(iii) “PWM Existing Lien” means the Liens on certain Ordinary Shares held by PWM to secure the borrowing of PWM pursuant to that certain Margin Loan Agreement dated as of September 20, 2018 by and among PWM, Morgan Stanley Bank, N.A. and Morgan Stanley & Co. International plc.

(jjj) “PWM Pre-Closing Sale Shares” has the meaning ascribed to it in Section 4.9(b).

(kkk) “PWM Shareholders Meeting” has the meaning ascribed to it in Section 4.8.

(lll) “PWM SPA” has the meaning ascribed to it in Section 4.9(a).

(mmm) “Proposal” has the meaning ascribed to it in the Recitals.

(nnn) “Recipient” has the meaning ascribed to it in Section 7.2(a).

(ooo) “Representatives” means, with respect to any Party, such Party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

(ppp) “Rollover Securities” has the meaning ascribed in the Recitals.

(qqq) “Rollover Shares” means with respect to a Rollover Shareholder, Ordinary Shares Beneficially Owned by such Rollover Shareholder immediately prior to the Closing that are to be cancelled pursuant to the terms and conditions of this Agreement and the Merger Agreement.

(rrr) “Rollover Shareholder” means each Party who Beneficially Owns Rollover Securities as set forth in Part II of Schedule B hereto.

(sss) “Rules” has the meaning ascribed to it in Section 10.8(b).

(ttt) “Share Incentive Plans” means, collectively, the Company’s 2008 Equity Incentive Plan and the Company’s 2019 Equity Incentive Plan, and a “Share Incentive Plan” means any one of the foregoing plans.

(uuu) “Special Committee” has the meaning ascribed to it in the Recitals.

(vvv) “Temasek” has the meaning ascribed to it in the Preamble.

(www) “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than any Party or any of its Affiliates or Representatives.

(xxx) “Transaction” has the meaning ascribed to it in the Recitals.

(yyy) “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

Section 11.2 Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

Beachhead Holdings Limited

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director

Notice details:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong
Attention: Andrew Chan

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li; Xiaoxi Lin

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

PW Medtech Group Limited (普华和顺集团公司)

By:	/s/ Yue’e Zhang
Name:	Yue’e Zhang
Title:	Director

Notice details:

PW Medtech Group Limited
Building 1, No. 23 Panlong West Road
Pinggu District, Beijing
PRC 101204
Attention: George Chen

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Suite 1509, 15/F, Jardine House
1 Connaught Place, Central
Hong Kong
Attention: Weiheng Chen

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

Parfield International Ltd.

By:	/s/ Marc Chan
Name:	Marc Chan
Title:	Director

Notice details:

Unit No. 21E, 21st Floor, United Centre
95 Queensway, Admiralty Hong Kong
Attention: Marc Chan
Fax: (852)2571-8400

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

CITIC Capital China Partners IV, L.P., By: CCP IV GP Ltd., its general partner

By:	/s/ Rikizo Matsukawa
Name:	Rikizo Matsukawa
Title:	Director

Notice details:

c/o CITIC Capital Partners Management Limited
28/F,CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention: Vicki Hui/Karen Chiu

with a copy to:

Latham & Watkins LLP
18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: Frank Sun

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

HH Sum-XXII Holdings Limited

By:	/s/ Colm O’Connell
Name:	Colm O’Connell
Title:	Authorized Signatory

Notice details:

Attention: Wei CAO
Address: Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Email: wcao@hillhousecap.com
With a copy to Adam Hornung
Email: Legal@hillhousecap.com

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

V-Sciences Investments Pte Ltd

By:	/s/ Khoo Shih
Name:	Khoo Shih
Title:	Authorised Signatory

Notice details:

Address:	60B Orchard Road
#06-18 Tower 2
The Atrium@Orchard
Singapore 238891
Attention:	Khoo Shih
khooshih@temasek.com.sg
+65 6828 6943

Schedule A
Preliminary Non-binding Proposal

Schedule B

 Part I - Beneficial Ownership of Company Securities

Schedule C
Form of Deed of Adherence